Exhibit 10.8

FIRST AMENDMENT
TO
THE PARTNERSHIP UNIT DESIGNATION OF
SERIES HA CLASS B OP UNITS OF
NSA OP, LP

This First Amendment (this "Amendment") to the Partnership Unit Designation of Series HA Class B OP Units (the "Partnership Unit Designation") of NSA OP, LP (the "Company") is made and entered as of January 27, 2017 by  National Storage Affiliates Trust, a Maryland real estate investment trust and the general partner (the "General Partner") of NSA OP, LP, a Delaware limited partnership (the "Partnership").

WHEREAS, on April 1, 2016, the Partnership Unit Designation was adopted;

WHEREAS, the General Partner has determined that certain clerical errors are contained in the Partnership Unit Designation relating to the definitions of "Cash Available For Distribution," "Applicable Percentage," "Lockup Expiration Date," and "Retirement Trigger Date";

WHEREAS, Section 6.3 of the Partnership Unit Designation permits the General Partner to unilaterally correct such errors through an amendment, subject to certain conditions;

NOW, THEREFORE, BE IT RESOLVED, that the General Partner has determined that the revisions to the foregoing definitions are clerical in nature and do not negatively impact the substantive rights that the holders of Series HA Class B OP Units had believed they had agreed to, and the General Partner hereby amends and restates the foregoing definitions in the Partnership Unit Designation as follows:
"Cash Available For Distribution" means with respect to the Partnership or the Class A OP Units of the Partnership, the Facilities Portfolio Available Revenues from all Facilities Portfolios held by the Partnership, together with all amounts comparable to Facilities Portfolio Available Revenue generated by other assets, properties, operations and businesses of the Partnership, and with respect to the Series HA Facilities Portfolio or the Series HA Class B OP Units, the Facilities Portfolio Available Revenues from the Series HA Facilities Portfolio, in each case as adjusted to exclude the impact of reserves to meet anticipated operating expenditures, debt service or other liabilities of the General Partner, with all such amounts to be determined by the General Partner in accordance with the General Partner's audited financial statements for the applicable year
"Applicable Percentage" shall equal 110%, except that, (i) upon termination of the Facilities Portfolio Management Agreement pursuant to (a) Section 4.4 (Termination following FCCR Non-Compliance) of the Facilities Portfolio Management Agreement or (b) Section 4.6 (Termination for Breach of Certain Provisions) of the Facilities Portfolio Management Agreement, the Applicable Percentage shall be 120%; and (ii) in connection with a Retirement Event occurring during the period that (a) begins on the two-year anniversary of April 1, 2016 and ends on the day immediately prior to the three-year anniversary of April 1, 2016, the Applicable Percentage shall be 120%; and (b) begins on the three-year anniversary of April 1, 2016 and ends on the day immediately prior to the four-year anniversary of April 1, 2016, the Applicable Percentage shall be 115%.
"Lockup Expiration Date" means April 1, 2018.

"Retirement Trigger Date" has the meaning set forth in the Facilities Portfolio Management Agreement relating to the Series HA Facilities Portfolio.
Except as set forth herein, the Partnership Unit Designation is unchanged and shall remain in full force and effect.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first above written.

GENERAL PARTNER: NATIONAL STORAGE AFFILIATES TRUST, a Maryland real estate investment trust

By: /s/ ARLEN D. NORDHAGEN
Name: Arlen D. Nordhagen
Title: Chief Executive Officer

First Amendment to the Partnership
Unit Designation of Series HA Class B OP Units of NSA OP, LP